Exhibit 99.1

For Immediate Release

OncoMed Pharmaceuticals Announces Second Quarter 2015 Financial Results and Updates Demcizumab Phase 1b Non-Small Cell Lung Cancer Survival Data

REDWOOD CITY, Calif., August 10, 2015 — OncoMed Pharmaceuticals, Inc. (Nasdaq:OMED) today reported financial results for the quarter ended June 30, 2015 and provided an update on progress toward 2015 corporate objectives and clinical development milestones, including new data from the Phase 1b clinical trial of demcizumab in non-small cell lung cancer (NSCLC).

“OncoMed’s second quarter highlighted data from several presentations at the American Academy of Cancer Research and American Society of Clinical Oncology annual meetings, including positive results from our Phase 1b demcizumab and tarextumab clinical trials. The impressive response rate and survival data, as well as safety and biomarker data reported from these studies, set the stage for our four ongoing Phase 2 randomized clinical trials for demcizumab and tarextumab,” said OncoMed’s Chairman and Chief Executive Officer, Paul J. Hastings. “Today, we are updating the survival data for the truncated dose demcizumab cohorts of our Phase 1b clinical trial in non-small cell lung cancer. These updated data provide further evidence of prolonged survival for a large subset of patients treated with a demcizumab regimen being utilized in our ongoing DENALI Phase 2 clinical trial in NSCLC.”

OncoMed provided updated survival data from 23 patients who received truncated doses of demcizumab plus carboplatin and pemetrexed in the company’s Phase 1b clinical trial in NSCLC. At ASCO, OncoMed reported Phase 1b clinical trial data in NSCLC for 23 advanced-stage patients who received continuous dosing of demcizumab plus standard-of-care chemotherapy, which showed 43 percent (10 of 23) of patients were alive past two years, demonstrating prolonged survival in this subset of patients. At that time, survival data for 23 patients who received truncated doses of demcizumab plus chemotherapy were showing a similar trend toward improved survival, but the data were less mature. With an additional 3.5 months follow-up for all subjects, no additional deaths have been observed among treated patients. Fifty-two percent (12 of 23) of patients who received truncated doses of demcizumab plus carboplatin and pemetrexed remain alive between 8 and 30 months after treatment and median overall survival has not been reached as of the date of data cut off. These increasingly mature data provide further evidence of prolonged survival in a large subset of demcizumab-treated patients being treated with the regimen being used in OncoMed’s ongoing DENALI Phase 2 clinical trial in NSCLC. OncoMed management will review these updated results today during the planned second quarter 2015 financial results conference call.

“The updated survival data from our Phase 1b clinical trial in first-line advanced stage non-small cell lung cancer reveals impressive long term survival outcomes for the patients treated with truncated dosing demcizumab and chemotherapy,” said Jakob Dupont, M.D., Chief Medical Officer. “We are pleased to observe this prolonged tail of the survival curve for patients treated with truncated dosing demcizumab, which is the regimen being utilized in our Phase 2 DENALI clinical trial. The fact that the prolonged tail of the survival curve is observed for patients receiving both continuous and truncated demcizumab dosing is encouraging.”

OncoMed Announces Financial Results for the Second Quarter 2015

Recent Business Highlights

•	Presented new data from Phase 1b clinical trials of demcizumab (anti-DLL4, OMP-21M18) in patients with first-line advanced non-small cell lung cancer (NSCLC) and pancreatic cancer and for tarextumab (anti-Notch 2/3, OMP-59R5) in small cell lung cancer at the 2015 American Society of Clinical Oncology (ASCO) Annual Meeting.

•	Demcizumab administered on a continuous basis in combination with carboplatin and pemetrexed in NSCLC demonstrated survival of greater than two years in a subset of 43 percent (10 of 23) of patients. A retrospective analysis of biomarkers for patients receiving demcizumab with carboplatin and pemetrexed in NSCLC revealed that patients whose tumors showed higher numbers of tumor infiltrating lymphocytes (TILs) prior to treatment appear to be the best responders.

•	Demcizumab administered with Abraxane® (paclitaxel protein-bound particles for injectable suspension) (albumin bound) and gemcitabine in first-line advanced pancreatic cancer demonstrated extended progression-free survival, prolonged overall survival and robust anti-tumor activity. The Phase 2 YOSEMITE study is ongoing.

•	In 68 patients across the Phase 1b trials, truncated dosing of demcizumab was shown to be safe with no cases of moderate to severe cardiopulmonary toxicity.

•	Tarextumab appeared to have dose-dependent and biomarker-driven activity when combined with etoposide and platinum therapy in small cell lung cancer. Patients who received the three-drug combination containing the highest doses of tarextumab and whose tumors tested positive for Notch3 gene expression demonstrated superior anti-tumor response and survival. The phase 2 PINNACLE study is ongoing.

•	Initiated dosing of patients on the Phase 1a/1b clinical trial for anti-RSPO3 (OMP-131R10), the first drug in its class to target the R-spondin-LGR pathway, an important cancer stem cell pathway identified by OncoMed researchers.

•	Presented seven posters at the American Association of Cancer Research (AACR) Annual Meeting including preclinical research on: the immunomodulatory activities of anti-DLL4 and anti-cancer synergies with anti-PD1; tarextumab’s impact on cancer stem cell frequency; biomarker studies for anti-Notch1 (OMP-OMP-52M51), ipafricept (FZD8-Fc, OMP-54F28) and anti-RSPO3 and evidence of Wnt combination synergies with taxane-based chemotherapeutics.

•	Highlighted discovery-stage immuno-oncology pipeline during the company’s first Research and Development Day, including the identification of a T-cell activating agent, GITRL-Fc, and a novel activating receptor for the known checkpoint inhibitor PD-L2, both of which are wholly-owned. Additional novel biologics directed to undisclosed immuno-oncology targets are being developed independently and in collaboration with Celgene.

•	Appointed Rick Winningham, Chairman and Chief Executive Officer of Theravance Biopharma, to the Board of Directors.

Second Quarter 2015 Financial Results

Cash, cash equivalents and short-term investments totaled $200.2 million as of June 30, 2015, compared to $213.0 million as of March 31, 2015.

Revenues for the second quarter 2015 totaled $4.7 million, as compared to $6.0 million in the second quarter of 2014. The decrease in revenue over the same period in 2014 was primarily due to a change in the amortization of upfront payment fees under our partnership with Bayer.

Research and development (R&D) expenses for the second quarter 2015 were $22.0 million compared with $18.2 million for the same period in 2014. Increases in R&D expenditures in the three months ended June 30, 2015 were primarily attributable to increased personnel expenses, as well as increased program costs associated with the advancement of OncoMed’s lead clinical-stage product candidates into four randomized Phase 2 trials.

OncoMed Announces Financial Results for the Second Quarter 2015

General and administrative (G&A) expenses for the quarter ended June 30, 2015 were $4.3 million, compared to $3.4 million for the same three-month period in 2014. The increased costs during the second quarter 2015 of $0.8 million were attributable to higher employee-related costs.

Net loss for the second quarter 2015 was $21.6 million ($0.72 per share), compared to $15.6 million ($0.53 per share) for the same three-month period of 2014. The change in net loss for second quarter of 2015 was primarily due to an increase in operational expenses, especially research and development costs.

2015 Full-Year Financial Guidance Reiterated

•	2015 full-year cash expenses are expected to total $100-$110 million, excluding non-cash stock-based compensation, depreciation, and amortization expenses

•	OncoMed projects a 2015 year-end cash, cash equivalents and short-term investments balance of over $120 million, before considering the receipt of any potential collaboration milestones

•	OncoMed could receive more than $150 million in milestone and option payments from partners during 2015 and 2016

Conference Call Today

OncoMed management will host a conference call with slides today beginning at 4:30 pm ET/1:30 pm PT to review second quarter 2015 financial results and pipeline progress. Please note that slides accompanying management’s presentation of demcizumab data will be posted to the OncoMed website on the Events page within the Investor Relations section.

Analysts and investors can participate in the conference call by dialing (855) 420-0692 (domestic) and (484) 756-4194 (international) using the conference ID# 5922193.

The press release and an audio-only webcast of the conference call will be accessible through a link in the Investor Relations section of the OncoMed website: http://www.oncomed.com. The web broadcast of the conference call will be available for replay through August 25, 2015.

About OncoMed Pharmaceuticals

OncoMed Pharmaceuticals is a clinical-stage company focused on discovering and developing novel anti-cancer stem cell and immuno-oncology therapeutics. OncoMed has seven anti-cancer product candidates in clinical development, including demcizumab (anti-DLL4, OMP-21M18), tarextumab (anti-Notch2/3, OMP-59R5), brontictuzumab (anti-Notch1, OMP-52M51), anti-DLL4/VEGF bispecific antibody (OMP-305B83), vantictumab (anti-FZD7, OMP-18R5), ipafricept (FZD8-Fc, OMP-54F28), and anti-RSPO3 (OMP-131R10), which each target key cancer stem cell signaling pathways including Notch, Wnt and R-spondin LGR. OncoMed is also pursuing discovery of additional novel anti-CSC and cancer immunotherapy product candidates. OncoMed has formed strategic alliances with Celgene Corporation, Bayer Pharma AG and GlaxoSmithKline (GSK). Additional information can be found at the company’s website: www.oncomed.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding OncoMed Pharmaceuticals, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including OncoMed’s expectations regarding expenses for 2015, year-end cash for 2015, and potential milestone and option fee payments from partners; the safety and efficacy of demcizumab, including the potential ability of the Phase 2 demcizumab regimen to provide prolonged survival benefits for a large subset of NSCLC patients; the potential correlation between higher numbers of tumor infiltrating lymphocytes (TILs) in NSCLC tumors and response to treatment with demcizumab and chemotherapy; and the safety and efficacy of tarextumab, including in small cell lung cancer patients with tumors positive for Notch3 gene expression. Such risks and uncertainties include, among others, and the uncertainties inherent in the preclinical and clinical development process; the risks and uncertainties of the regulatory approval process; OncoMed’s dependence on its collaboration partners, including Celgene, GSK and Bayer, for the funding of its partnered programs; OncoMed’s ability to raise additional capital to support the development of its unpartnered programs; OncoMed’s dependence on the development and marketing efforts of its partners for the commercial success of its partnered product candidates; OncoMed’s reliance on third parties to

OncoMed Announces Financial Results for the Second Quarter 2015

conduct certain preclinical studies and all of its clinical trials; OncoMed’s reliance on single source third-party contract manufacturing organizations to manufacture and supply its product candidates; OncoMed’s ability to validate, develop and obtain regulatory approval for companion diagnostics; OncoMed’s ability to discover, develop and commercialize additional product candidates; the ability of competitors to discover, develop or commercialize competing products more quickly or more successfully; OncoMed’s dependence on its Chairman and Chief Executive Officer, its Chief Scientific Officer, its Chief Medical Officer and other key executives; risk of third party claims alleging infringement of patents and proprietary rights or seeking to invalidate OncoMed’s patents or proprietary rights; and the ability of OncoMed’s proprietary rights to protect its technologies and product candidates. OncoMed undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to OncoMed’s business in general, see OncoMed’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Securities and Exchange Commission (SEC) on March 12, 2015, OncoMed’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015, filed with the SEC on May 7, 2015, and OncoMed’s other periodic reports filed with the SEC.

Contact:

Media & Investors

OncoMed Pharmaceuticals

Michelle Corral

Senior Director, Investor Relations and Corporate Communications

michelle.corral@oncomed.com

(650) 995-8373

Investors

Shari Annes

Annes Associates

shari.annes@oncomed.com

(650) 888-0902

OncoMed Announces Financial Results for the Second Quarter 2015

ONCOMED PHARMACEUTICALS, INC.

Condensed Statements of Operations

(Unaudited)

(Amount in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Collaboration revenue:	$4,687	$6,015	$14,374	$12,030
Operating expenses:
Research and development	22,045	18,167	41,478	34,876
General and administrative	4,277	3,440	9,071	6,653

Total operating expenses	26,322	21,607	50,549	41,529

Loss from operations	(21,635)	(15,592)	(36,175)	(29,499)
Interest and other income, net	27	6	49	44

Loss before provision for income taxes	(21,608)	(15,586)	(36,126)	(29,455)
Provision for income taxes	12	11	23	13

Net loss	$(21,620)	$(15,597)	$(36,149)	$(29,468)

Net loss per common share, basic and diluted	$(0.72)	$(0.53)	$(1.21)	$(1.00)
Shares used to compute net loss per common share, basic and diluted	30,022,318	29,601,010	29,965,628	29,522,556

ONCOMED PHARMACEUTICALS, INC.

Condensed Balance Sheets

(Unaudited)

(Amount in thousands)

	June 30, 2015	December 31, 2014
Cash, cash equivalents and short-term investments	$200,228	$231,966
Prepaid and other assets	8,853	15,876

Total assets	$209,081	$247,842

Deferred revenue	$139,497	$148,870
Other liabilities	23,273	22,605
Stockholders’ equity	46,311	76,367

Total liabilities and stockholders’ equity	$209,081	$247,842